Exhibit 99

Contact:	Stephen C. Vaughan Vice President and Chief Financial Officer (405) 225-4800

SONIC’S SECOND QUARTER EARNINGS INCREASE 28%

Sales Initiatives Continue to Generate Strong Momentum

OKLAHOMA CITY (March 22, 2005) – Sonic Corp. (NASDAQ/NM: SONC) today reported record results for its second fiscal quarter ended February 28, 2005. Highlights of the quarter included:

•	A 28% increase in net income for the period, to $12.6 million;
•	A 25% increase in earnings per diluted share, to $0.20;
•	A 19% increase in total revenues, to $132.6 million;
•	System-wide same-store sales growth of 7.0% – remaining well above the company’s long-term target of 2% to 4% growth; and
•	The opening of 32 new Sonic Drive-Ins during the quarter, including 26 by franchisees.

        Commenting on the news, Clifford Hudson, Chairman and Chief Executive Officer, said, “Sonic’s strong sales trends, reflecting higher traffic counts and solid growth across all day parts, continue to provide a catalyst for record financial results and produce healthy growth for the Sonic brand.”

        Net income for the second quarter increased 28% to $12.6 million versus $9.8 million last year, while net income per diluted share rose 25% to $0.20 from $0.16 in the year-earlier period. Total revenues for the quarter increased 19% to $132.6 million from $111.6 million in the year-earlier period.

        Net income for the first half of fiscal 2005 rose 27% to $28.6 million from $22.6 million in the same period last year. On a diluted per share basis, net income increased 24% to $0.46 compared with $0.37 last year. Total revenues for the first six months of fiscal 2005 increased 19% to $274.8 million from $230.3 million in the same period last year.

        “Because of the ongoing success of our sales-driving initiatives,” Hudson added, “same-store sales growth accelerated significantly throughout fiscal 2004, exceeding our target range of 2% to 4% growth. With this momentum extending through the first half of fiscal 2005 and into the month of March, we are raising our same-store sales growth target for the next two quarters, which are seasonally the strongest periods of our fiscal year. Unless we encounter unanticipated industry or weather issues, we believe the company is positioned to achieve same-store sales growth in the range of 4% to 6% during the second half of fiscal 2005.”

        System-wide same-store sales increased 7.0% in the second quarter versus 6.6% in the year-earlier period and increased 7.5% for the first six months of the fiscal year. Same-store sales growth at partner drive-ins continued to outpace that of franchise drive-ins, rising 9.8% in the second quarter and

10.0% for the first six months of the fiscal year, reflecting ongoing investment in store-level labor, as well as the completion of installation of the Pay At Your Stall (“PAYS”) program in all partner drive-ins. Under the PAYS program, a credit card payment terminal is added to each drive-in stall to facilitate credit card transactions. The company began the rollout of the PAYS program to franchised drive-ins in February and expects to complete its system-wide implementation over the next 24 months. Same-store sales in developing markets also continued their strong trend, exceeding core markets with an increase of 8.8% for the quarter.

        Hudson pointed out that Sonic’s sales-driving strategies have included greater emphasis on national cable advertising. In fiscal 2005, the company is increasing its media expenditures to over $120 million from $110 million last year and almost doubling the amount spent on network cable to approximately $60 million. Cable advertising has proven to be especially effective in reaching new customers and has particularly benefited developing markets, as seen in their same-store sales growth, which has outpaced that for Sonic’s core markets for five consecutive quarters. New product news also remains a centerpiece in Sonic’s multi-layered growth strategy, helping the company stay relevant and compelling to consumers and supporting Sonic’s ongoing push to expand its morning and evening day parts. These sales strategies have continued to produce higher sales and profits for franchisees that, in turn, drive higher franchising income for the company because of Sonic’s ascending royalty rates.

        Sonic’s solid revenue performance, Hudson added, has helped blunt the impact of higher food and packaging costs this year, as well as higher expenses at the company’s partner drive-ins related to Sonic’s ongoing investment in store-level management and its credit card initiative. “Sonic continues to translate increasing sales leverage into record earnings and strong cash flow,” he said. “As we pass the midpoint of the year and enter the stronger spring and summer months, we are enthusiastic about our prospects for continued momentum in our operations. Our brand is strong and growing, our sales strategies are producing excellent results, and the health of our business has never been better.”

        During the second quarter, Sonic opened 32 new drive-ins, including 26 franchised restaurants, compared with a total of 32 in the year-earlier period, which included 30 by franchisees. For the first half of 2005, the company opened 66 new drive-ins, including 56 franchised restaurants, compared with 70 drive-ins opened during the same period last year. The company remains on track to open about 200 new drive-ins in fiscal 2005, including approximately 170 by franchisees.

        Looking ahead to the third quarter of fiscal 2005, Sonic expects its net income to increase in the range of 18% to 20% over the same period last year. This growth should translate into diluted earnings per share of approximately $0.36 for its third fiscal quarter ending May 31, 2005, versus $0.31 in the year-earlier period, which included a previously reported gain of approximately $800 thousand or $.01 per share on the sale of real estate to a franchisee. The company bases its outlook on the following assumptions:

•	Total revenue growth of 15% to 17% over the comparable 2004 period, reflecting:
o	System-wide same-store sales growth in the range of 4% to 6%;
o	Approximately 50 to 55 new drive-in openings in the third quarter, including approximately 40 by franchisees;
o	Growth of $2.5 million to $3.0 million in franchising income resulting from new franchise drive-ins, higher average unit volumes, and increased royalties due to the company’s unique ascending royalty rate; and
o	The contribution of 22 franchise drive-ins acquired in the summer of 2004.

•	Flat to slightly lower restaurant-level costs, as a percentage of sales, versus the same quarter last year as the benefit of increased sales volume leverage is expected to offset higher credit card costs resulting from the company’s credit card initiative;
•	Continued leverage from the bottom part of the income statement, with corporate overhead expenses expected to increase in the range of 10% to 12% over the year-earlier quarter, and with depreciation and amortization experiencing a high single-digit increase; and
•	Continued significant growth in cash flow from operations, which is expected to be used in the third quarter (and future quarters) to fund capital expenditures and, on an opportunistic basis, reduce outstanding debt, repurchase company stock (the company had $60 million authorized for stock repurchases at the end of the second quarter), or purchase franchise drive-ins.

        This press release contains forward-looking statements within the meaning of the federal securities laws. There are certain important factors that could cause actual results to differ materially from those anticipated by the statements made herein. Among the factors that could cause actual results to differ from predicted or expected results are: delays in opening new stores because of weather, strikes, local permitting or other reasons; increased competition; cost increases or shortages in raw food products; risks of and publicity surrounding foodborne illness; and the possibility of unforeseen events affecting the industry generally. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

        Sonic Corp. franchises and operates the largest chain of drive-in restaurants in the United States. For more information about the company, visit Sonic’s website at sonicdrivein.com. A listen-only simulcast of Sonic’s second quarter conference call can be accessed at the company’s web site. The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, March 23, 2005. An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until April 23, 2005.

SONIC CORP.
Summary Unaudited Financial Highlights
(In thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Revenues	$132,613	$111,595	$274,840	$230,303
Income from operations	21,614	17,352	48,158	39,264
Net income	12,595	9,835	28,595	22,594
Net income per share - diluted	0.20	0.16	0.46	0.37
Weighted average shares - diluted	62,788	61,689	62,587	61,442

SONIC CORP.
Unaudited Supplemental Information

	Second Quarter Ended		Six Months Ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Restaurants in operation:
Partner Drive-Ins:
Total at beginning of period	544	499	539	497
Opened	6	2	10	4
Acquired from (sold to) franchisees	(2)	2	–	2
Closed	–	–	(1)	–

Total at end of period	548	503	548	503

Franchise Drive-Ins:
Total at beginning of period	2,373	2,244	2,346	2,209
Opened	26	30	56	66
Acquired from (sold to) company	2	(2)	–	(2)
Closed (net of reopening)	(15)	(2)	(16)	(3)

Total at end of period	2,386	2,270	2,386	2,270

System-wide:
Total at beginning of period	2,917	2,743	2,885	2,706
Opened	32	32	66	70
Closed (net of reopening)	(15)	(2)	(17)	(3)

Total at end of period	2,934	2,773	2,934	2,773

Core markets	2,094	2,004	2,094	2,004
Developing markets	840	769	840	769

All markets	2,934	2,773	2,934	2,773

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%. Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Second Quarter Ended		Six Months Ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Sales Analysis
Partner Drive-Ins:
Total sales	$112,655	$94,105	$232,866	$193,850
Average drive-in sales	208	188	431	388
Change in same-store sales	9.8%	7.4%	10.0%	6.6%
Franchise Drive-Ins:
Total sales	$533,982	$476,665	$1,115,078	$986,086
Average drive-in sales	226	211	471	439
Change in same-store sales	6.3%	6.4%	7.0%	6.3%
System-wide:
Change in total sales	13.3%	12.9%	14.2%	13.3%
Average drive-in sales	222	207	463	430
Change in same-store sales	7.0%	6.6%	7.5%	6.3%

Core and Developing Markets
System-wide average drive-in sales:
Core markets	$232	$218	$483	$451
Developing markets	194	177	410	374
System-wide change in same-store sales
Core markets	6.5%	6.5%	7.2%	6.4%
Developing markets	8.8%	6.9%	8.6%	5.9%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Income Statement Data
Revenues:
Partner Drive-In sales	$112,655	$94,105	$232,866	$193,850
Franchise Drive-In sales:
Franchise royalties	18,169	15,906	38,275	33,040
Franchise fees	874	833	1,809	1,867
Other	915	751	1,890	1,546

	132,613	111,595	274,840	230,303
Costs and expenses:
Partner Drive-Ins:
Food and packaging	29,415	24,505	61,988	50,709
Payroll and other employee benefits	34,910	29,527	71,875	59,723
Minority interest in earnings
of Partner Drive-Ins	4,048	3,693	8,627	7,414
Other operating expenses	23,309	18,595	46,976	38,326

	91,682	76,320	189,466	156,172

Selling, general and administrative	10,060	9,083	19,553	18,204
Depreciation and amortization	8,870	8,165	17,276	15,988
Provision for impairment of long-lived assets	387	675	387	675

	110,999	94,243	226,682	191,039

Income from operations	21,614	17,352	48,158	39,264

Interest expense	1,712	1,989	3,491	3,910
Interest income	(180)	(310)	(354)	(652)

Net interest expense	1,532	1,679	3,137	3,258

Income before income taxes	20,082	15,673	45,021	36,006
Provision for income taxes	7,487	5,838	16,426	13,412

Net income	$12,595	$9,835	$28,595	$22,594

Net income per share:
Basic	$0.21	$0.17	$0.48	$0.38

Diluted	$0.20	$0.16	$0.46	$0.37

Weighted average shares used in calculation:
Basic	60,263	59,237	60,136	59,073

Diluted	62,788	61,689	62,587	61,442

SONIC CORP.
Unaudited Supplemental Information

	Second Quarter Ended		Six Months Ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Margin Analysis
Partner Drive-Ins:
Food and packaging	26.1%	26.0%	26.6%	26.2%
Payroll and employee benefits	31.0	31.4	30.9	30.8
Minority interest in earnings of Partner
Drive-Ins	3.6	3.9	3.7	3.8
Other operating expenses	20.7	19.8	20.2	19.8

	81.4%	81.1%	81.4%	80.6%

	February 28, 2005	August 31, 2004
	(In thousands)
Balance Sheet Data
Total assets	$538,706	$518,633
Current assets	39,168	34,583
Current liabilities	59,293	49,120
Obligations under capital leases, long-term debt,
and other non-current liabilities	104,498	134,751
Stockholders' equity	374,915	334,762